Exhibit 107

Calculation of Filing Fee Tables
S-1
(Form Type)
Grindr Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	37,360,000(1)(4)	$5.20(5)	$194,272,000.00	$0.0001102	$21,408.78
Fees to Be Paid	Equity	Warrants	457(i)	23,560,000(2)(4)	—	—	—	—	(6)
Fees to Be Paid	Equity	Common Stock	457(c)	151,411,961(3)(4)	$5.20(5)	$787,342,197.20	$0.0001102	$86,765.12
	Total Offering Amounts					$981,614,197.20		$108,173.90
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$108,173.90	(7)

(1)
Represents (i) 18,560,000 shares of Common Stock issuable upon the exercise of private placement warrants at an exercise price of $11.50 per share of Common Stock, (ii) 13,800,000 shares of Common Stock issuable upon the exercise of the Public Warrants (as defined below), and (iii) 5,000,000 shares of Common Stock issuable upon the exercise of the Legacy Grindr Warrants (as defined below).

(2)
Represents (i) 18,560,000 Private Placement Warrants (as defined below) and (ii) 5,000,000 Legacy Grindr Warrants (as defined below) registered for resale by the selling securityholders identified in this prospectus.

(3)
Represents (i) 6,900,000 shares of Common Stock held by the founders and independent directors of Tiga and certain of its affiliates, (ii) 144,214,804 shares of Common Stock owned by certain equityholders of Legacy Grindr Warrants, and (iii) 297,157 shares of Common Stock acquirable upon the exercise of certain options.

(4)
Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the securities to be offered by the selling securityholders.

(5)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Registrant’s ordinary shares as reported on the New York Stock Exchange on January 6, 2023.

(6)
In accordance with Rule 457(i), the entire registration fee for the Private Placement Warrants (as defined below) and Legacy Grindr Warrants (as defined below) is allocated to the Common Stock underlying the Private Placement Warrants (as defined below) and Legacy Grindr Warrants (as defined below), and no separate fee is payable for the Private Placement Warrants (as defined below) and Legacy Grindr Warrants (as defined below).

(7)	Previously paid.